Exhibit 99.1

Investor Relations

News from Aon

Aon Reports Third Quarter 2007 Results

- Revenue increased 11% to $2.4 billion with organic revenue growth of 6%

- EPS from continuing operations more than doubled to $0.59

Third Quarter 2007 Highlights

•     EPS from continuing operations, excluding certain items, increased 67% to $0.70

•     Risk and Insurance Brokerage Services pretax margin was 16.4% and the adjusted pretax margin, excluding certain items, increased 400 basis points to 17.5% from 13.5%

•     Consulting pretax margin was 11.7% and the adjusted pretax margin, excluding certain items, increased 440 basis points to 12.0% from 7.6%

•     Repurchased 2.3 million shares for $100 million

•     Subsequent to the third quarter, announced 2007 global restructuring program that is expected to result in approximately $360 million of charges and $240 million of annualized savings by 2010

•     Subsequent to the third quarter, announced Christa Davies will join Aon as Executive Vice President, Global Finance in November and will be appointed Chief Financial Officer in March 2008

CHICAGO, IL — October 31, 2007 - Aon Corporation (NYSE: AOC) today reported results for the third quarter ended September 30, 2007.

Net income increased 92% to $204 million or $0.64 per share, compared to $106 million or $0.32 per share for the prior year quarter. Net income from continuing operations increased 109% to $188 million or $0.59 per share, compared to $90 million or $0.27 per share for the prior year quarter. Certain items that impacted third quarter results and comparisons with the prior year quarter are detailed in the reconciliations of non-GAAP measures on pages 13 and 14 of this press release. Net income from continuing operations per share, excluding certain items, increased 67% to $0.70 compared to $0.42 for the prior year quarter.

“Our results continue to demonstrate significant progress as organic growth was six percent, adjusted operating margin increased 370 basis points with significant improvement in our Brokerage and Consulting segments, and adjusted earnings per share increased 67 percent,” said Greg Case, president and chief executive officer, Aon Corporation. “Despite soft market conditions, we are making investments that further enable us to best serve our clients, we are managing expenses as we announced a new restructuring program expected to deliver $240 million of annualized savings by 2010, and we repurchased $100 million of stock during the quarter. All these actions support our continued commitment to delivering distinctive client value, operational excellence and long-term shareholder value creation.”

THIRD QUARTER FINANCIAL SUMMARY

Total revenue increased 11% to $2.4 billion with organic revenue growth of 6%. Total expenses increased 3% or $66 million to $2.1 billion including a $70 million unfavorable impact from foreign currency translation.

Pension expense related to the Company’s major defined benefit pension plans declined to $14 million in the  third quarter compared to $63 million in the prior year quarter. The company currently anticipates that pension expense will be approximately $85 million in 2007. The decrease in pension expense from the prior year primarily reflects previously highlighted changes to both the U.S. and U.K. defined benefit pension plans.

Restructuring expense was $17 million in the third quarter compared to $29 million for the prior year quarter. An analysis of restructuring related expenses by segment and type for the 2005 and recently announced 2007 restructuring programs is detailed on page 15 of this release.

Restructuring savings realized in the third quarter are estimated at $63 million compared to $35 million in the prior year quarter. Of the estimated restructuring savings in the third quarter, $51 million were related to the Brokerage segment, primarily for workforce reduction. The 2005 restructuring program is anticipated to result in cost savings of approximately $235 million in 2007 and $280 million of annualized savings by 2008, consistent with previous estimates.

The 2007 restructuring program, before any potential reinvestment of savings, is expected to result in cost savings of approximately $50-70 million in 2008, $175-200 million in 2009 and $240 million of annualized savings by 2010.

Foreign currency translation increased net income by $0.01 per share compared to the prior year quarter.

Effective tax rate on continuing operations was 39.7% for the third quarter compared to 35.3% for the prior year quarter. The effective tax rate for the third quarter was impacted primarily by a $22 million non-cash adjustment related to the revaluation of deferred tax assets in the Company’s U.K. operations resulting from reductions in the statutory tax rate. Compared to an underlying effective tax rate on operations of 33.5%, this non-recurring tax adjustment unfavorably impacted net income from continuing operations by $0.07 per share as highlighted on page 13 of this release. The company anticipates a recurring effective tax rate on continuing operations of 33.5% for 2007.

Diluted average shares outstanding declined to 321 million for the third quarter compared to 340 million in the prior year quarter due primarily to the Company’s share repurchase program. During the third quarter, the Company repurchased an additional 2.3 million shares of common stock for $100 million at an average price of $43.03 per share. As of September 30, 2007, the company had approximately $200 million of remaining authorization under the existing $2 billion share repurchase program.

Discontinued Operations after-tax income was $16 million or $0.05 per share in both the third quarter 2007 and 2006. After-tax income for the third quarter 2007 reflects tax-related adjustments from the sale of Aon Warranty Group (AWG) in November 2006 and the results of operations for AWG and Construction Program Group (CPG) in the prior year quarter.

THIRD QUARTER SEGMENT REVIEW

Certain noteworthy items impacted revenue, pretax income and pretax margins in the third quarter of 2007 and 2006. The third quarter segment reviews provided below include supplemental information related to adjusted pretax income and pretax margin which is described in detail on the “Reconciliation of Non-GAAP Measures — Segments” on page 14 of this press release.

RISK AND INSURANCE BROKERAGE SERVICES

(millions)	Third Quarter Ended			Less	Less: Acquisitions	Less	Organic
	Sept 30,	Sept 30,	%	Currency	Divestitures	All	revenue
Revenue	2007	2006	Change	Impact	Transfers	Other	Growth
Americas	582	$567	3%	1%	—%	(1)%	3%
U.K	207	180	15	4	1	5	5
EMEA	275	242	14	7	(2)	6	3
Asia Pacific	123	114	8	9	(3)	(1)	3
Reinsurance	250	238	5	3	2	—	—
Total	$1,437	$1,341	7%	4%	—%	—%	3%

Risk and Insurance Brokerage Services revenue increased 7% compared to the prior year quarter with organic revenue growth of 3%. Americas organic revenue increased 3% primarily reflecting growth in U.S. Retail. U.K. organic revenue increased 5% due primarily to new business and an improved retention rate. EMEA organic revenue increased 3% with modest growth in continental Europe and strong growth in emerging markets. Asia Pacific organic revenue increased 3% reflecting strong growth in most Asian markets, partially offset by continued weakness in Australia. Reinsurance organic revenue was unchanged due primarily to growth in new business including global facultative placements offset by soft market conditions.

(millions)	Third Quarter Ended
	Sept 30, 2007	Sept 30, 2006	% Change
Revenue	$1,437	$1,341	7%
Expenses
Compensation and benefits	842	814	3
Other expenses	359	337	7
Total expenses	1,201	1,151	4

Pretax income	$236	$190	24%
Pretax margin	16.4%	14.2%
Pretax income—adjusted	$252	$181	39%
Pretax margin—adjusted	17.5%	13.5%

Compensation and benefits increased $28 million or 3% compared to the prior year quarter due primarily to a $38 million unfavorable impact from foreign currency translation. Other expenses increased $22 million or 7% compared to the prior year quarter. Other expenses for the prior year quarter included a $30 million gain on sale of a building in Spain. Excluding the $30 million benefit in the prior year quarter, other expenses for the third quarter 2007 declined $8 million or 2% due primarily to lower restructuring costs and benefits related to the 2005 restructuring program, partially offset by a $12 million unfavorable impact from foreign currency translation.

Third quarter pretax income was $236 million. Adjusting for certain items detailed on page 14 of this press release, pretax income increased 39% to $252 million and pretax margin increased 400 basis points to 17.5% versus the prior year quarter.

CONSULTING

(millions)	Third Quarter Ended			Less:	Less: Acquistions	Less:	Organic
	Sept 30,	Sept 30,	%	Currency	Divestitures	All	Revenue
Revenue	2007	2006	Change	Impact	Transfers	Other	Growth
Services	$270	$234	15%	4%	3%	—%	8%
Outsourcing	55	67	(18)	3	(1)	—	(20)
Total	$325	$301	8%	4%	2%	—%	2%

Consulting revenue increased 8% to $325 million compared to the prior year quarter with organic revenue of 2%. Organic revenue in Consulting Services increased 8% due to growth in most major practice groups and geographies. Organic revenue in Outsourcing decreased 20% due primarily to the previously announced termination of an outsourcing contract.

(millions)	Third Quarter Ended
	Sept 30, 2007	Sept 30, 2006	% Change
Revenue	$325	$301	8%
Expenses
Compensation and benefits	209	198	6
Other expenses	78	85	(8)
Total expenses	287	283	1

Pretax income	$38	18	111%
Pretax margin	11.7%	6.0%
Pretax income adjusted	$39	$23	70%
Pretax margin adjusted	12.0%	7.6%

Total expenses increased $4 million or 1% versus the prior year quarter due primarily to a $9 million unfavorable impact from foreign currency translation, partially offset by benefits related to the 2005 restructuring program and other operational improvements.

Third quarter pretax income increased 111% to $38 million and the pretax margin increased 570 basis points to 11.7% versus the prior year quarter. Adjusting for certain items detailed on page 14, pretax income increased 70% to $39 million and the pretax margin increased 440 basis points to 12.0%.

INSURANCE UNDERWRITING

(millions)	Third Quarter Ended			Less	Less Acquistions,	Less:	Organic
	Sept 30,	Sept 30,	%	Currency	Divestitures	All	Revenue
Revenue	2007	2006	Change	Impact	Transfers	Other	Growth
Accident & Health & Life	$625	$511	22%	3%	—%	(2)%	21%

Property & Casualty	2	8	(75)	N/A	N/A	N/A	N/A
Total	$627	$519	21%	3%	—%	(1)%	19%

Insurance Underwriting revenue increased 21% to $627 million compared to $519 million in the prior year quarter. Accident & Health and Life (A&H and L) organic revenue, which is based on written premiums and fees, increased 21% attributable to strong growth of the Medicare Advantage product provided by the Sterling Life Insurance subsidiary (Sterling).

All remaining Property & Casualty (P&C) business was placed into run-off in the fourth quarter 2006. As organic growth calculations are based on written premium, organic growth comparisons in P&C are not meaningful.

(millions)	Third Quarter Ended
	Sept 30, 2007	Sept 30, 2006	%Change
Revenue	$627	$519	21%
Expenses
Benefits to policyholders	366	349	5
Compensation and benefits	99	94	5
Other expenses	99	103	(4)
Total expenses	564	546	3

Pretax income	$63	$(27)	N/A %
Pretax margin	10.0%	(5.2)%

Pretax income adjusted	$63	$54	17%
Pretax margin - adjusted	10.0%	10.4%

Benefits to policyholders increased 5% to $366 million versus the prior year quarter. The prior year quarter included an unfavorable impact of $81 million related to the strengthening of P&C reserves. Excluding the $81 million P&C reserve strengthening, benefits to policyholders expense for the third quarter 2007 increased 37% to $366 million due primarily to strong growth in Sterling. Compensation and benefits increased 5% to $99 million versus the prior year quarter due primarily to strong growth in Sterling. Other expenses decreased 4% to $99 million versus the prior year quarter due primarily to lower marketing costs in Sterling.

Third quarter pretax income increased to $63 million and the pretax margin was 10.0%.  Adjusting for certain items detailed on page 14, pretax income increased 17% to $63 million and the pretax margin was 10.0%.

During the third quarter, the Company announced that it was considering strategic options for the Accident & Health and Life segment, including Combined Insurance Companies of America (CICA) and its subsidiaries.

UNALLOCATED INCOME AND EXPENSE

Unallocated investment income increased to $26 million in the third quarter compared to $19 million in the prior year quarter due primarily to dividends received from holdings in certain private equity investments.

Unallocated expenses of $18 million in the third quarter included a $6 million foreign exchange gain on an investment. Unallocated expenses were $27 million in the prior year quarter.  Interest expense was $33 million in the third quarter compared to $34 million in the prior year quarter.

Conference Call and Webcast Details

The Company will host a conference call on Thursday, November 1, 2007 at 10:00 a.m. central time. Interested parties can listen to the conference call via a live audio webcast at www.aon.com.

About Aon

Aon Corporation (NYSE:AOC) is the leading global provider of risk management services, insurance and reinsurance brokerage, human capital and management consulting, and specialty insurance underwriting. Through its 43,000 professionals worldwide, Aon readily delivers distinctive client value via innovative and effective risk management and workforce productivity solutions. Our industry-leading global resources, technical expertise and industry knowledge are delivered locally through more than 500 offices in more than 120 countries. Aon was ranked by A.M. Best as the number one global insurance brokerage in 2007 based on brokerage revenues, and voted best insurance intermediary, best reinsurance intermediary, and best employee benefits consulting firm in 2007 by the readers of Business Insurance. For more information on Aon, log onto www.aon.com.

Safe Harbor Statement

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forwardlooking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: general economic conditions in different countries in which we do business around the world, changes in global equity and fixed income markets that could affect the return on invested assets, fluctuations in exchange and interest rates that could influence revenue and expense, rating agency actions that could affect our ability to borrow funds, funding of our various pension plans, changes in the competitive environment, our ability to implement restructuring initiatives and other initiatives intended to yield cost savings, our ability to successfully execute strategic options for our Combined Insurance subsidiary, the impact of current, pending and future regulatory and legislative actions that affect our ability to market and sell, and be reimbursed at current levels for, our Sterling subsidiary’s Medicare Advantage health plans, changes in commercial property and casualty markets and commercial premium rates that could impact revenues, changes in revenues and earnings due to the elimination of contingent commissions, other uncertainties surrounding a new compensation model, the impact of investigations brought by state attorneys general, state insurance regulators, federal prosecutors, and federal regulators, the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions, ERISA class actions, the impact of the analysis of practices relating to stock options, the cost of resolution of other contingent liabilities and loss contingencies, and the difference in ultimate paid claims in our underwriting companies from actuarial estimates. Further information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results, is contained in the Company’s filings with the Securities and Exchange Commission.

This press release includes supplemental information related to organic revenue growth, a measure that management believes is important to evaluate changes in revenue from existing operations. We believe that this supplemental information is helpful to investors. Organic revenue growth excludes from reported revenues the impact of foreign exchange, acquisitions, divestitures, transfers between business units, investment income, reimbursable expenses, unusual items, and for the underwriting segment only, an adjustment between written and earned premium. A reconciliation is provided in the attached schedules. The supplemental organic revenue growth information does not affect net income or any other GAAP reported amounts. It should be viewed in addition to, not in lieu of, the Company’s Consolidated Summary of Operations. Industry peers provide similar supplemental information regarding their revenue performance, although they may not make identical adjustments.

This press release also includes supplemental information related to several measures - income per share, expenses, and margins - that exclude the effects of the restructuring charges and certain other noteworthy items that impacted revenue and pretax income in the comparable periods. Management believes that these measures are important to make meaningful period-toperiod comparisons and that this supplemental information is helpful to investors. The measures that exclude the effects of the restructuring charges and certain other items do not affect net income or any other GAAP reported amounts. They should be viewed in addition to, not in lieu of, the Company’s Consolidated Summary of Operations. Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

###

Investor Contact:	Media Contact:
Scott Malchow	David Prosperi
Vice President, Investor Relations	Vice President, Public Relations
312-381-3983	312-381-2485

Aon Corporation

Consolidated Summary of Operations

	Third Quarter Ended			Nine Months Ended
(millions except per share data)	Sept. 30, 2007	Sept. 30, 2006	Percent Change	Sept. 30, 2007	Sept. 30, 2006	Percent Change
Revenue
Commissions and fees	$1,702	$1,589	7%	$5,218	$4,852	8%
Premiums and other	589	487	21	1,701	1,423	20
Investment income	116	92	26	357	266	34
Total revenue	2,407	2,168	11	7,276	6,541	11

Expenses
Compensation and benefits	1,156	1,116	4	3,515	3,344	5
Other general expenses	490	474	3	1,477	1,394	6
Benefits to policyholders	366	349	5	1,044	864	21
Depreciation and amortization	50	56	(11)	149	166	(10)
Interest expense	33	34	(3)	102	99	3
Provision for New York and other state settlements	—	—	—	1	2	(50)
Total expenses	2,095	2,029	3	6,288	5,869	7

Income from continuing operations before provision for income tax	312	139	124	988	672	47
Provision for income tax (2)	124	49	153	350	234	50
Income from continuing operations	188	90	109	638	438	46

Discontinued operations
Income from discontinued operations	(1)	24	N/A	4	92	(96)
Provision for income tax (3)	(17)	8	N/A	(15)	34	N/A
Income from discontinued operations	16	16	—	19	58	(67)

Income before accounting change	204	106	92	657	496	32
Cumulative effect of change in accounting principle, net of tax (1)	—	—	—	—	1	(100)
Net income	$204	$106	92%	$657	$497	32%

Basic net income per share:
Continuing operations	$0.64	$0.29	121%	$2.16	$1.37	58%
Discontinued operations	0.05	0.05	—	0.06	0.18	(67)
Cumulative effect of change in accounting principle	—	—	—	—	—	—
Net income	$0.69	$0.34	103%	$2.22	$1.55	43%

Diluted net income per share:
Continuing operations	$0.59	$0.27	119%	$1.99	$1.29	54%
Discontinued operations	0.05	0.05	—	0.06	0.17	(65)
Cumulative effect of change in accounting principle	—	—	—	—	—	—
Net income	$0.64	$0.32	100%	$2.05	$1.46	40%

Diluted average common and common equivalent shares outstanding	321.5	340.1		322.6	345.0

(1)   Adoption of FASB Statement No. 123R, “Share-Based Payments,” effective January 1, 2006.

(2)   Tax rate from continuing operations is 39.7% and 35.3% for the third quarters ended September 30, 2007 and 2006, respectively, and 35.4% and 34.8% for the nine months ended September 30, 2007 and 2006, respectively.

(3)   Tax rate from discontinued operations is not meaningful and 33.3% for the third quarters ended September 30, 2007 and 2006, respectively, and not meaningful and 37.0% for the nine months ended September 30, 2007 and 2006, respectively.

Aon Corporation

Revenue from Continuing Operations

	Third Quarter Ended
(millions)	Sept. 30, 2007	Sept. 30, 2006	Percent Change	Less: Currency Impact	Less: Acquisitions, Divestitures & Transfers	Less: All Other (1)	Organic Revenue Growth (2)

Revenue
Risk and insurance brokerage services:
Americas	$582	$567	3%	1%	—%	(1)%	3%
United Kingdom	207	180	15	4	1	5	5
Europe, Middle East & Africa	275	242	14	7	(2)	6	3
Asia Pacific	123	114	8	9	(3)	(1)	3
Reinsurance brokerage and related services	250	238	5	3	2	—	—
Total risk and insurance brokerage services	1,437	1,341	7	4	—	—	3
Consulting:
Consulting services	270	234	15	4	3	—	8
Outsourcing	55	67	(18)	3	(1)	—	(20)
Total consulting	325	301	8	4	2	—	2
Insurance underwriting:
Accident & health and life	625	511	22	3	—	(2)	21
Property & casualty	2	8	(75)	N/A	N/A	N/A	N/A
Total insurance underwriting	627	519	21	3	—	(1)	19

Unallocated revenue	26	19	37	N/A	N/A	N/A	N/A

Intersegment revenues	(8)	(12)	N/A	N/A	N/A	N/A	N/A
Total	$2,407	$2,168	11%	3%	—%	2%	6%

(1)   Includes the impact of investment income, reimbursable expenses, adjustment between written and earned premium and fees in insurance underwriting only, and unusual items.

(2)   Organic revenue growth excludes the impact of foreign exchange, acquisitions, divestitures, transfers and items described in (1). Written premiums and fees are the basis for organic revenue growth within the Insurance Underwriting segment.

Aon Corporation

Revenue from Continuing Operations

	Nine Months Ended
(millions)	Sept. 30, 2007	Sept. 30, 2006	Percent Change	Less: Currency Impact	Less: Acquisitions, Divestitures & Transfers	Less: All Other (1)	Organic Revenue Growth (2)	Organic Revenue Growth Excluding Contingent Commissions

Revenue
Risk and insurance brokerage services:
Americas	$1,719	$1,665	3%	1%	—%	(3)%	5%	6%
United Kingdom	581	526	10	5	3	2	—	1
Europe, Middle East & Africa	1,016	886	15	7	—	5	3	3
Asia Pacific	361	331	9	8	(3)	(1)	5	5
Reinsurance brokerage and related services	731	698	5	3	1	—	1	1
Total risk and insurance brokerage services	4,408	4,106	7	4	1	(2)	4	4
Consulting:
Consulting services	803	709	13	4	2	1	6	6
Outsourcing	176	209	(16)	3	—	(1)	(18)	(18)
Total consulting	979	918	7	3	2	1	1	1
Insurance underwriting:
Accident & health and life	1,809	1,491	21	2	—	1	18	18
Property & casualty	2	28	(93)	N/A	N/A	N/A	N/A	N/A
Total insurance underwriting	1,811	1,519	19	2	—	—	17	17

Unallocated revenue	102	34	200	N/A	N/A	N/A	N/A	N/A

Intersegment revenues	(24)	(36)	N/A	N/A	N/A	N/A	N/A	N/A
Total	$7,276	$6,541	11%	3%	—%	2%	6%	6%

(1)   Includes the impact of investment income, reimbursable expenses, adjustment between written and earned premium and fees in insurance underwriting only, and unusual items.

(2)   Organic revenue growth excludes the impact of foreign exchange, acquisitions, divestitures, transfers and items described in (1). Written premiums and fees are the basis for organic revenue growth within the Insurance Underwriting segment.

Aon Corporation - Segments

Risk and Insurance Brokerage Services - Continuing Operations

	Third Quarter Ended			Nine Months Ended
(millions)	Sept. 30, 2007	Sept. 30, 2006	Percent Change	Sept. 30, 2007	Sept. 30, 2006	Percent Change
Revenue
Operating and other revenue	$1,381	$1,294	7%	$4,254	$3,954	8%
Investment income	56	47	19	154	152	1
Total revenue	1,437	1,341	7	4,408	4,106	7

Expenses
Compensation and benefits	842	814	3	2,566	2,435	5
Other expenses	359	337	7	1,086	1,026	6
Total expenses	1,201	1,151	4	3,652	3,461	6

Income before provision for income tax	$236	$190	24%	$756	$645	17%

Pretax margin - income before provision for income tax	16.4%	14.2%		17.2%	15.7%

Consulting - Continuing Operations

	Third Quarter Ended			Nine Months Ended
(millions)	Sept. 30, 2007	Sept. 30, 2006	Percent Change	Sept. 30, 2007	Sept. 30, 2006	Percent Change
Revenue
Operating and other revenue	$324	$300	8%	$971	$914	6%
Investment income	1	1	—	8	4	100
Total revenue	325	301	8	979	918	7

Expenses
Compensation and benefits	209	198	6	604	594	2
Other expenses	78	85	(8)	246	253	(3)
Total expenses	287	283	1	850	847	—

Income before provision for income tax	$38	$18	111%	$129	$71	82%

Pretax margin - income before provision for income tax	11.7%	6.0%		13.2%	7.7%

Aon Corporation - Segments

Insurance Underwriting - Continuing Operations

	Third Quarter Ended			Nine Months Ended
(millions)	Sept. 30, 2007	Sept. 30, 2006	Percent Change	Sept. 30, 2007	Sept. 30, 2006	Percent Change

Revenue
Premiums and other	$594	$494	20%	$1,718	$1,443	19%
Investment income	33	25	32	93	76	22
Total revenue	627	519	21	1,811	1,519	19

Expenses
Benefits to policyholders	366	349	5	1,044	864	21
Compensation and benefits	99	94	5	301	286	5
Other expenses	99	103	(4)	277	268	3
Total expenses	564	546	3	1,622	1,418	14

Income before provision for income tax	$63	$(27)	N/A %	$189	$101	87%

Pretax margin - income before provision for income tax	10.0%	-5.2%		10.4%	6.6%

Reconciliation of operating segment income before provision for income tax to income from continuing operations before provision for income tax:

	Third Quarter Ended			Nine Months Ended
(millions)	Sept. 30, 2007	Sept. 30, 2006	Percent Change	Sept. 30, 2007	Sept. 30, 2006	Percent Change

Operating segment income
Risk and insurance brokerage services	$236	$190	24%	$756	$645	17%
Consulting	38	18	111	129	71	82
Insurance underwriting	63	(27)	N/A	189	101	87
Operating segment income before provision for income tax	337	181	86	1,074	817	31
Unallocated investment income	26	19	37	102	34	200
Unallocated expenses	(18)	(27)	(33)	(86)	(80)	8
Interest expense	(33)	(34)	(3)	(102)	(99)	3
Income from continuing operations before provision for income tax	$312	$139	124%	$988	$672	47%

Aon Corporation

Reconciliation of the Impact of Non-GAAP Measures on Diluted Earnings Per Share

Third Quarter and Nine Months Ended September 30, 2007 and 2006

	Third Quarter Ended			Nine Months Ended
	Sept. 30, 2007	Sept. 30, 2006	Percent Change	Sept. 30, 2007	Sept. 30, 2006	Percent Change

Diluted earnings per share from continuing operations - as reported	$0.59	$0.27	119%	$1.99	$1.29	54%
After tax earnings per share adjustments:
Restructuring charges	0.04	0.06		0.11	0.15
Gain on sale of businesses	—	—		(0.06)	—
Tax impact on sale of business	—	—		0.01	—
Reinsurance litigation	—	—		0.04	—
Nonrecurring tax adjustments	0.07	—		0.05	—
Property & Casualty reserve adjustments	—	0.15		—	0.15
Endurance warrants	—	—		—	0.03
Gain on Cambridge preferred stock investment	—	—		—	(0.07)
Gain on sale of building in Spain	—	(0.06)		—	(0.06)
Contingent commissions	—	—		—	(0.03)
Total after tax earnings per share adjustments	0.11	0.15		0.15	0.17

Diluted earnings per share from continuing operations - as adjusted	$0.70	$0.42	67%	$2.14	$1.46	47%

Diluted average common and common equivalent shares outstanding (millions)	321.5	340.1		322.6	345.0

Aon Corporation

Reconciliation of Non-GAAP Measures - Segments

Third Quarter and Nine Months Ended September 30, 2007 and 2006 (1)

	Third Quarter Ended September 30, 2007					Nine Months Ended September 30, 2007
(millions)	Risk and Insurance Brokerage Services	Consulting	Insurance Underwriting	Unallocated Income & Expense	Total	Risk and Insurance Brokerage Services	Consulting	Insurance Underwriting	Unallocated Income & Expense	Total
Revenue as reported	$1,437	$325	$627	$18	$2,407	$4,408	$979	$1,811	$78	$7,276

Income (loss) from continuing operations before provision for income tax - as reported	$236	$38	$63	$(25)	$312	$756	$129	$189	$(86)	$988
Restructuring charges	16	1	—	—	17	44	7	2	—	53
Gain on sale of businesses	—	—	—	—	—	(30)	—	—	—	(30)
Reinsurance litigation	—	—	—	—	—	21	—	—	—	21
Income (loss) from continuing operations before provision for income tax - as adjusted	$252	$39	$63	$(25)	$329	$791	$136	$191	$(86)	$1,032

Income from continuing operations before provision for income tax - margins as adjusted	17.5%	12.0%	10.0%	N/A	13.7%	17.9%	13.9%	10.5%	N/A	14.2%

	Third Quarter Ended September 30, 2006					Nine Months Ended September 30, 2006
(millions)	Risk and Insurance Brokerage Services	Consulting	Insurance Underwriting	Unallocated Income & Expense	Total	Risk and Insurance Brokerage Services	Consulting	Insurance Underwriting	Unallocated Income & Expense	Total
Revenue as reported	$1,341	$301	$519	$7	$2,168	$4,106	$918	$1,519	$(2)	$6,541
Gain on Cambridge preferred stock investment	—	—	—	—	—	(35)	—	—	—	(35)
Contingent commissions	(2)	—	—	—	(2)	(15)	—	—	—	(15)
Endurance warrants	—	—	—	—	—	—	—	—	17	17
Revenue as adjusted	$1,339	$301	$519	$7	$2,166	$4,056	$918	$1,519	$15	$6,508

Income (loss) from continuing operations before provision for income tax - as reported	$190	$18	$(27)	$(42)	$139	$645	$71	$101	$(145)	$672
Restructuring charges	23	5	—	1	29	66	13	—	2	81
Gain on sale of Cambridge preferred stock investment	—	—	—	—	—	(35)	—	—	—	(35)
Gain on sale of building in Spain	(30)	—	—	—	(30)	(30)	—	—	—	(30)
Contingent commissions	(2)	—	—	—	(2)	(15)	—	—	—	(15)
Property & Casualty reserve adjustments	—	—	81	—	81	—	—	81	—	81
Endurance warrants	—	—	—	—	—	—	—	—	17	17
Income (loss) from continuing operations before provision for income tax - as adjusted	$181	$23	$54	$(41)	$217	$631	$84	$182	$(126)	$771

Income from continuing operations before provision for income tax - margins as adjusted	13.5%	7.6%	10.4%	N/A	10.0%	15.6%	9.2%	12.0%	N/A	11.8%

(1)   Certain noteworthy items impacted revenue and pretax income in 2007 and 2006, which are described in this schedule. The pretax income (loss) amounts and related margins shown in the captions “Income (loss) from continuing operations before provision for income tax - as adjusted” are non-GAAP measures.

Aon Corporation

2007 Restructuring Plan

By Type:

	Actual	Estimated
(millions)	Third Quarter 2007	Total
Workforce reduction (Compensation and benefits)	$10	$228
Lease consolidation (Other general expenses)	4	80
Asset impairments (Depreciation and amortization)	2	36
Other costs associated with restructuring (Other general expenses)	1	16
Total restructuring and related expenses	$17	$360

By Segment:

	Actual	Estimated
(millions)	Third Quarter 2007	Total
Risk and Insurance Brokerage Services	$16	$335
Consulting	1	25
Total restructuring and related expenses	$17	$360

2005 Restructuring Plan

By Type:

	Actual					Estimated
(millions)	Full Year 2005	Full Year 2006	Six Months 2007	Third Quarter 2007	Total Incurred to Date	Total
Workforce reduction (Compensation and benefits)	$116	$116	$18	$—	$250	$250
Lease consolidation (Other general expenses)	20	27	11	—	58	62
Asset impairments (Depreciation and amortization)	17	12	3	—	32	32
Other costs associated with restructuring (Other general expenses)	5	12	4	—	21	21
Total restructuring and related expenses	$158	$167	$36	$—	$361	$365

By Segment:

	Actual					Estimated
(millions)	Full Year 2005	Full Year 2006	Six Months 2007	Third Quarter 2007	Total Incurred to Date	Total
Risk and Insurance Brokerage Services	$143	$136	$28	$—	$307	$311
Consulting	8	20	6	—	34	34
Insurance Underwriting	3	8	2	—	13	13
Unallocated Income and Expense	4	3	—	—	7	7
Total restructuring and related expenses	$158	$167	$36	$—	$361	$365

Aon Corporation

Preliminary Condensed Consolidated Statements of Financial Position

	As of
(billions)	Sept. 30, 2007	Dec. 31, 2006
	(Unaudited)
ASSETS
Investments
Fixed maturities at fair value	$3.0	$2.8
Short-term investments	4.1	4.3
Other investments	0.4	0.5
Total investments	7.5	7.6
Cash	0.3	0.3
Receivables	8.3	9.0
Deferred Policy Acquisition Costs	0.6	0.5
Goodwill	4.9	4.5
Other Intangible Assets	0.2	0.2
Property and Equipment, net	0.5	0.5
Other Assets	1.5	1.7
TOTAL ASSETS	$23.8	$24.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Insurance Premiums Payable	$9.5	$9.7
Policy Liabilities
Future policy benefits	1.9	1.8
Policy and contract claims	0.6	0.6
Unearned and advance premiums and other	0.4	0.4
Total Policy Liabilities	2.9	2.8
General Liabilities
General expenses	1.5	1.9
Notes payable and short-term borrowings	2.0	2.3
Pension, post-employment and post-retirement liabilities	1.4	1.5
Other liabilities	0.9	0.9
TOTAL LIABILITIES	18.2	19.1
Stockholders’ Equity	5.6	5.2
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$23.8	$24.3